Exhibit 99.1

For Immediate Release

UQM Technologies Announces CFIUS Approval of Merger with Danfoss

LONGMONT, COLORADO, JULY 25, 2019 -  UQM Technologies, Inc. (NYSE American: UQM) a developer of alternative energy technologies, today announced that by letter dated July 25, 2019, the Company has received notice from the Committee on Foreign Investment in the United States (“CFIUS”) stating that CFIUS has cleared the previously announced merger between the Company and a wholly owned subsidiary of Danfoss Power Solutions (US) Company (“Danfoss”). In accordance with the Merger Agreement, the companies have agreed that the closing will take place on July 31, 2019.  The process for Danfoss to purchase the shares of common stock from the shareholders for $1.71 per share will begin immediately thereafter.

About UQM

UQM Technologies is a developer and manufacturer of power-dense, high-efficiency electric motors, generators, power electronic controllers and fuel cell compressors for the commercial truck, bus, automotive, marine and industrial markets. A major emphasis for UQM is developing propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. UQM is IATF 16949 and ISO 14001 certified and located in Longmont, Colorado. For more information, please visit www.uqm.com.

This Release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations; including those plans, beliefs and expectations of our management with respect to, among other things, completion, closing, administration and purchase of shares of the Company pursuant to the announced transaction upon the terms and conditions and within the timelines expected, the financial performance of each of UQM and Danfoss through the completion of the Merger, including in particular UQM’s cash flows and cash balances, the timing of, and regulatory and other conditions associated with, the completion of the merger, UQM’s extended history of losses and current financial limitations, risks related to UQM’s intellectual property and litigation and claims in which UQM or its principals may become involved; and other factors that are described from time to time in UQM’s periodic filings with the U.S. Securities and Exchange Commission. Important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our Form 10-K and Form 10-Q’s, which are available through our website at www.uqm.com  or at www.sec.gov.

Company Contacts:

Chris Witty

UQM Investor Relations

646-438-9385

cwitty@darrowir.com

David Rosenthal

UQM Technologies, Inc.

303-682-4900

investor@uqm.com

Source: UQM Technologies, Inc.

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504 (303) 682-4900 FAX (303) 682-4901